Exhibit 10.3

NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

[Name]

(“Grantee”)

by HomeBanc Corp. (the “Company”) of

[                ]

restricted stock units convertible into shares of its common stock, par value $0.01 per share (the “Units").

pursuant to and subject to the provisions of the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on page 2 hereof. By accepting the Units, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan.

Unless vesting is accelerated in accordance with the Plan or in the discretion of the Committee, the Units will vest (become non-forfeitable) in accordance with the following schedule:

Continuous Service after Grant Date	Percent of Units Vested
Less than 1 month	0%
1 to 11 months	8.33% per month
12 months	100%

IN WITNESS WHEREOF, HomeBanc Corp. has caused this Certificate to be executed as of the Grant Date, as indicated below.

HOMEBANC CORP.

By:
Its:	Authorized Officer

Grant Date:

TERMS AND CONDITIONS

1. Grant of Units. HomeBanc Corp. (the “Company”) hereby grants to the Grantee named on page 1 hereof (“Grantee”), subject to the restrictions and the terms and conditions set forth in the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”) and in this award certificate (this “Certificate”), the number of restricted stock units indicated on page 1 hereof (the “Units”) which represent the right to receive an equal number of shares of the Company’s $0.01 par value common stock (“Stock”) on the terms set forth in this Certificate. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(a)	as to the percentages of the Units specified on page 1 hereof, on the respective dates specified on page 1 hereof, or

(b)	the termination of Grantee’s service as a director of the Company due to death, Disability, retirement in accordance with the Company’s bylaws as in effect from time to time, or failure to be re-nominated or re-elected to the Board, or

(c)	the termination of Grantee’s service as a director of the Company without Cause within two years following a Change of Control.

If Grantee’s service as a director of the Company terminates prior to the Vesting Date for any reason other than as described in (b) or (c) above, Grantee shall forfeit all right, title and interest in and to the Units as of the date of such termination and the Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

3. Conversion to Stock. Unless the Units are forfeited prior to the Vesting Date as provided in Paragraph 2 above, the Units will be converted to actual shares of Stock on the date Grantee ceases to serve as a director of the Company in any capacity (the “Conversion Date”). Stock certificates evidencing the conversion of Units into shares of Stock will be registered on the books of the Company in Grantee’s name as of the Conversion Date and delivered to Grantee as soon as practical thereafter.

4. Dividend Equivalents. If and when dividends or other distributions are paid with respect to the Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be converted into additional Units in Grantee’s name, based on the Fair Market Value of the Stock as of the date such dividends or distributions were payable, and such additional Units shall be subject to the same transfer restrictions as apply to the Units with respect to which they relate. Upon conversion of the Units into shares of Stock at the Conversion Date or any applicable deferral termination date, Grantee will obtain full voting and other rights as a shareholder of the Company.

5. Changes in Capital Structure. The provisions of Article 14 of the Plan shall apply to this award and are incorporated herein by reference. Without limiting the foregoing, in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another company, whether through reorganization, recapitalization, statutory share exchange, reclassification, stock split-up, combination of shares, merger or consolidation, or otherwise, there shall be substituted for each share of Stock then underlying a Unit subject to this Certificate the number and class of shares into which each outstanding share of Stock shall be so exchanged.

6. Restrictions on Transfer. No right or interest of Grantee in the Units may be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an Affiliate, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company or an Affiliate. Unvested Units are not assignable or transferable by Grantee. Vested Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code; but the Committee may permit other transfers.

7. Limitation of Rights. The Units do not confer to Grantee or Grantee’s beneficiary any rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Units. Nothing in this Certificate shall interfere with or limit in any way the right of the Company to terminate Grantee’s service as a director of the Company at any time, nor confer upon Grantee any right to continue in the service of the Company in any capacity.

8. Amendment. The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination.

9. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

10. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

11. Severability. If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

HomeBanc Corp.

2002 Summit Boulevard, Suite 100

Atlanta, Georgia

Attn: Secretary

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

13. Fractional Shares. No fractional shares of Stock shall be awarded upon the conversion of the Units to actual Stock or as dividend equivalents under Section 4 hereof. Any such fractional shares shall be eliminated by rounding up to the next whole number.